EXHIBIT 4.9

PROMISSORY NOTE

IHI DEVELOPMENT-II LTD.
(The "Company")

$50,000.00 CDN	DATE: August 27/04

FOR VALUE RECEIVED the undersigned hereby acknowledges itself indebted and promises to pay, on Aug. 27/06, to or to the order of P&L Ventures Inc. (the "Holder") at Calgary, Alta, or at such other place as the Holder may direct in writing, the sum of 62,720.00 Canadian Dollars ($50,000.00 CDN the "Principal Sum" plus 12% Per Annum), in lawful money of Canada.

The undersigned may prepay this note in whole or in part without notice or penalty.

The undersigned hereby waives notice of default, presentment for payment, notice of dishonor, protest and notice of protest.

This note shall be governed by and construed in accordance with, the laws of British Columbia applicable therein.

Dated the 27th day of August, 2004

/s/ Roger A. Rached
_____________________________________
Roger A. Rached, President and CEO
IHI Development-II Ltd.
1096 West 10th Avenue
Vancouver, B.C., V6H 1H8

N.B. IHI Development-II Ltd.'s main asset is the property at 105A & 134A Surrey, B.C. on which the company plans to put up three high-rise apartment buildings subject to receiving all municipal approvals & obtaining the necessary financing.

Attached: Copy of the original cheque of the holder.